EXHIBIT 99.1

INTEGRITY BANCSHARES, INC. (Nasdaq: ITYC)	Contact: Suzanne Long
FOR IMMEDIATE RELEASE	slong@myintegritybank.com
(770) 777-0324
April 27, 2007
INTEGRITY BANCSHARES, INC. REPORTS FIRST QUARTER EARNINGS
Alpharetta, GA, April 27, 2007 — Integrity Bancshares, Inc. (Nasdaq Global Market: ITYC) today announced net earnings of $2,946,000, or $.18 per diluted share, for the quarter ended March 31, 2007. The net earnings represented an increase of 62% over the previous quarter ended December 31, 2006 of $1,813,000 and an increase of 35% over the first quarter of 2006, which was $2,177,000. Diluted earnings per share increased 50% and 29% over the same periods, respectively.
Total assets continued to grow, reaching $1.213 billion at March 31, 2007. For the trailing twelve-month period, total assets increased 37%. For the first three months of this year, assets have grown $88 million, or 8%. Total assets at December 31, 2006 were $1.125 billion. Total loans were $997 million at March 31, 2007, an increase of 6% this year. The slowdown in loan growth was mainly attributed to offsetting loan maturities and payoffs since the portfolio has grown to the point that it can take up to $50 million in loan production to replace monthly run-off. The loan pipeline remains strong.
The annualized return on average assets (ROA) and average equity (ROE) for first quarter 2007 was 1.03% and 14.13%, respectively, compared to 1.09% and 12.91% for the same period in 2006. Although asset growth over the past twelve months has outpaced net income for a slightly lower ROA, the increase in ROE was due to strong earnings for the same period as a direct result of that asset growth.
Net interest income, our primary source of earnings, has increased 17.5% to $10.4 million from $8.8 million in the first quarter of 2006. The increase reflected the net effect of growth and higher interest rates versus a rising cost of funds. Average earning assets grew $313 million, or 40% from March 31, 2006 to March 31, 2007. However, while the average yield on interest-earning assets increased 40 basis points comparing the first quarter of 2007 with the same period in 2006, the cost of total funds increased 103 basis points during that same time frame. For the first quarter of 2007, the net interest margin was 3.81% compared to 4.54% for the first quarter of 2006 and 3.82% for the fourth quarter of 2006. With an asset-sensitive balance sheet and a current flat rate environment, we believe the resulting pressure on the net interest margin should subside in the coming months as maturing liabilities renew or are replaced at rates lower than their original interest rates.
Noninterest income nearly tripled to $362,000 in the first quarter over the same period last year mainly due to income from the purchase of $20 million of bank owned life insurance in May 2006. Noninterest expenses increased 23% to $5 million in the first quarter over the same period last year. Salaries and benefits increased $529,000 to $2.8 million primarily due to the growth in our staff to 81 employees at March 31, 2007 from 67 at March 31, 2006. A recent peer group comparison of banks our size indicates the average number of employees is 273 people. Other overhead expenses are up approximately 23% comparing the current quarter to first quarter 2006, also due to growth. Our efficiency ratio for first quarter 2007 remained very low at 46.8% compared to 56.2% reported by the December 31, 2006 Uniform Bank Performance Report for our peer group. Since March 31, 2006 we have opened a fourth full-service financial center and a loan production office, both in Gwinnett County. A new full-service financial center located in South Forsyth County should open for business this summer. We have recently entered into a contract for a second site in North Gwinnett County, and that financial center should open during the fourth quarter of this year. We have recently received approval from the North Carolina Department of Banking to open a loan production office in Raleigh, NC. The Raleigh, NC loan production office should open within the next 90 days. We are also researching an opportunity to start a new financial center in Cherokee County later this year. So, our expansion plans for new full-service financial centers and loan production offices are increasing at a rapid pace for 2007.
“First quarter 2007 net earnings of approximately $3 million turned out to be a very solid quarter for us compared to fourth quarter 2006 net earnings of $1.8 million. The lower net earnings for the fourth quarter of 2006 were largely directly attributed to our decision to take an additional $705,000 loan loss provision during that quarter to cover a $4.7 million nonaccrual loan. Subsequent to March 31, 2007, we have foreclosed on the collateral that secured the loan in question and have signed a contract for the sale of this collateral. If the collateral is sold according to the contract, we will be able to satisfy the full balance of this loan and record a $300,000 gain on the sale of other real estate. We strive to be prudent on all of our loan underwriting procedures and attempt to margin our down payment requirements to limit potential loss if we are forced to foreclose on the collateral to pay off the loan,” stated Integrity Bancshares, Inc. President & CEO, Steven M. Skow.
Asset quality will always be our number one priority. Although there were no charge-offs during first quarter 2007, loans past due over 30 days and still accruing interest increased to 7.4% as of March 31, 2007 compared to 0.26% for fourth quarter 2006. This increase is directly attributable to a group of loans to entities that are controlled by a single guarantor that total approximately $83 million in the aggregate. We believe that these loans are well collateralized and have been working diligently with our borrowers to bring the loans current. As of the date of this press release, however, the loans continue to be past due. If we are unable to restructure these loans by May 18, 2007, which is the 90th day after the loans become past due, then we may be forced to take a substantial provision for loan loss during the second quarter of 2007. The size of the provision would be determined primarily upon a thorough analysis of the collateral, which consists of large commercial properties, and the ability to sell such collateral within a reasonable timeframe. We are unable to accurately estimate the potential size at this time. We will continue to work diligently with our borrowers to restructure these loans to bring them current and will release further information on this situation as it develops.

Non-performing loans increased $7.6 million to a total of $20 million in first quarter 2007 from the prior quarter. Most of these loans were collateralized with various types of real estate, including commercial construction and residential construction. This represented 2% of total loans at March 31, 2007. One nonaccrual loan totaling $4.7 million, identified in the fourth quarter, was discussed above. Again, we have foreclosed on the collateral that secured this loan and currently have a contract for the sale of the collateral that would satisfy the full balance of this loan and provide a gain of approximately $300,000 on the sale of other real estate. The loan loss provision in first quarter 2007 was $1.1 million compared to $1.3 million in first quarter of 2006. The decline was primarily due to moderate growth in loans during the quarter. The allowance for loan losses was strengthened with this provision to a ratio of 1.09% of total loans at March 31, 2007 from 1.04% of total loans at December 31, 2006.
“The market has been tough on community banks lately, primarily those that concentrate on real estate lending,” commented Mr. Skow, “Much of the media hype about real estate lending is due to subprime mortgages. We rarely do mortgages. Also, our primary service area is north metro Atlanta, which is still growing at two and one-half times the national average. Our loans are mainly collateralized by residential development (36%), commercial development (35%), and commercial property (18%). We attempt to keep a tight reign on development draws and our customers who develop property have been banking with our lenders for many years. We closely track inventory levels by geography and type, only lending where it makes good sense.”
Funding for the $55 million loan growth and $18 million investment security purchases in first quarter 2007 came from core deposits and alternative funding sources such as Federal Home Loan Bank advances and repurchase agreements. Total deposits at March 31, 2007 were $925 million, down $3.5 million from year-end 2006 mainly due to the replacement of some higher priced brokered time deposits with more attractively priced Federal Home Loan Bank advances.
The Company’s equity at March 31, 2007 was $87 million, an increase of $6.6 million this quarter resulting from earnings of the Bank subsidiary and from the issuance of stock from the exercise of stock options. The Company’s total risk-based capital ratio at March 31, 2007 was 12.78%, up from 12.58% at March 31, 2006.
About Integrity Bancshares, Inc.
Integrity Bancshares, Inc. is the holding company for Integrity Bank, headquartered in Alpharetta, Georgia. The bank began operations on November 1, 2000, and its main office is located at 11140 State Bridge Road. We also have full-service financial centers at 900 Woodstock Road in Roswell, Georgia, 1650 Cumberland Parkway in Smyrna, Georgia, and 1581 Satellite Blvd in Duluth, Georgia. We also have a loan production office in Cumming (Forsyth County), Georgia and one in Buford (Gwinnett County), Georgia, which opened during the fourth quarter of 2006. A full-service financial center in Cumming is currently under construction.

The primary investor contact at Integrity Bancshares, Inc. is Ms. Suzanne Long, Senior Vice-President & C.F.O. For additional information and a list of primary market makers of Integrity Bancshares, Inc., please access the Investor Relations section of our website at www.myintegritybank.com.
A Warning About Forward-Looking Statements
This release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements relating to present or future trends or factors generally affecting the banking industry and specifically affecting our operations, markets, and products. Without limiting the foregoing, the words “believes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to risks and uncertainties. Actual results could differ materially from those projected for many reasons, including without limitation, changing events and trends that have influenced our assumptions. These trends and events include (i) changes in the interest rate environment which may reduce margins, (ii) non-achievement of expected growth, (iii) less favorable than anticipated changes in the national and local business environment and securities markets, (iv) adverse changes in the regulatory requirements affecting Integrity, (v) greater competitive pressures among financial institutions in our market, (vi) changes in fiscal, monetary, regulatory, and tax policies, (vii) changes in political, legislative, and economic conditions, (viii) inflation, (ix) greater loan losses than historic levels and (x) failure to achieve the revenue increases expected to result from our recent investments in our transaction deposit and lending businesses. Investors are encouraged to read the related section in Integrity Bancshares, Inc.’s 2006 Annual Report to Shareholders and the 2006 Annual Report on Form 10-K, including the “Risk Factors” set forth therein. Additional information and other factors that could affect future financial results are included in Integrity’s filings with the Securities and Exchange Commission.

Integrity Bank (ITYC)
Selected Financial Information
March 31,

(In thousands, except per share data)
	2007	2006	Change
Total Assets	1,212,591	882,100	37.47%
Net Loans	986,498	764,380	29.06%
Investments	152,146	83,681	81.82%
Total Deposits	925,280	770,569	20.08%
Noninterest-Bearing	15,937	17,441	-8.62%
Interest-Bearing	909,343	753,128	20.74%

Stockholders’ Equity	86,992	69,268	25.59%

Allowance for Loan Losses	10,898	6,743	61.62%
Nonperforming Assets	20,966	1,492	1,305.23%
Common Shares Outstanding	15,511,014	14,588,342	6.32%

Net Loans as % Deposits	106.62%	99.20%
Allowance for Loan Losses as % Total Loans	1.09%	.87%
Nonperforming Assets as % Total Loans and ORE	2.10%	0.19%

	Three Months Ended
	March 31,		%
	2007	2006	Change
Interest Income	24,233	16,572	46.23%
Interest Expense	13,852	7,739	78.99%
Net Interest Income	10,381	8,833	17.53%
Provision for Loan Losses	1,073	1,291	-16.89%
Noninterest Income	362	130	178.46%
Noninterest Expenses	5,032	4,097	22.82%
Income Before Taxes	4,638	3,575	29.73%
Tax Expense	1,692	1,398	21.03%
Net Income	2,946	2,177	35.32%

Basic Earnings Per Share	0.19	.15	26.67%
Diluted Earnings Per Share	0.18	.14	28.57%

Weighted-Avg Shares Outstanding — Basic	15,274,312	14,456,382	5.66%
Weighted-Avg Shares Outstanding — Diluted	15,969,423	15,673,560	1.89%

	Three Months Ended
	March 31,		%
	2007	2006	Change
Average Assets	1,154,427	811,809	42.20%
Average Net Loans	956,115	699,534	36.68%
Average Earning Assets	1,103,307	789,750	39.70%
Average Deposits	912,229	711,782	28.16%
Average Total Funds	1,059,089	735,067	44.08%
Average Equity	84,530	68,385	23.61%
Net Charge-offs (recoveries)	—	160	-100.00%
Return on Average Assets	1.03%	1.09%
Return on Average Equity	14.13%	12.91%
Net Interest Margin	3.81%	4.52%
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